Exhibit 5.1

CENTURY CITY	400 South Hope Street	TYSONS CORNER
IRVINE SPECTRUM	Los Angeles, California 90071-2899	WASHINGTON, D.C.
MENLO PARK		HONG KONG
NEWPORT BEACH	TELEPHONE (213) 430-6000	LONDON
NEW YORK	FACSIMILE (213) 430-6407	SHANGHAI
SAN FRANCISCO	INTERNET: www.omm.com	TOKYO

November 1, 2005		OUR FILE NUMBER 340,980-999

VIA EDGAR		WRITER’S DIRECT DIAL

WRITER’S E-MAIL ADDRESS

Guess?, Inc.

1444 South Alameda Street,

Los Angeles, CA 90021

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Guess?, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to an aggregate of $25,000,000 of Deferred Compensation Obligations of the Company (the “Obligations”) to be issued pursuant to the Guess?, Inc. Nonqualified Deferred Compensation Plan (the “Plan”).

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Obligations have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Obligations in accordance with the Plan will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We consent to your filing of this opinion as an exhibit to the Registration Statement.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters.  We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in law.

Respectfully submitted,

/s/ O’Melveny & Myers LLP